EXHIBIT 5.1

Salary.com, Inc.

195 West Street

Waltham, MA 02451

March 9, 2007

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Salary.com, Inc., a Delaware corporation (the “Company”), and have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of 5,372,682 shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) reserved for issuance under the Salary.com, Inc. 2000 Stock Option and Incentive Plan, the Salary.com, Inc. 2004 Stock Option and Incentive Plan, the Salary.com, Inc. 2007 Stock Option and Incentive Plan and the Salary.com, Inc. 2007 Employee Stock Purchase Plan (collectively, the “Plans”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Company’s Common Stock under the Plans.

I am familiar with the Second Amended Restated Certificate of Incorporation of the Company, the corporate minute books, the By-Laws of the Company and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

This opinion is solely limited to the Delaware General Corporation Law, including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing, it is my opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Elliot J. Mark
Elliot J. Mark, Esq. Senior Vice President and General Counsel